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                                                              EXHIBIT d(2)(W)(i)

            FORM OF FIRST AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

                               ING INVESTORS TRUST

         This First Amendment, effective as of September 1, 2003, amends the Portfolio Management Agreement (the "Agreement") dated April 2002, among ING Investors Trust, a Massachusetts business trust (the "Trust"), Directed Services, Inc., a New York corporation (the "Manager") and Fund Asset Management, L.P., a Delaware limited partnership (the "Portfolio Manager") with regards to ING Mercury Focus Value Portfolio and ING Mercury Fundamental Growth Portfolio, each a Series of the Trust.

                              W I T N E S S E T H

         WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of September 1, 2003.

         NOW, THEREFORE, the parties agree as follows:

         1. Section 12 is hereby deleted in its entirety and replaced with the following:

                  12.  SERVICES NOT EXCLUSIVE.

                  (a) It is understood that the services of the Portfolio Manager are not exclusive, and nothing in this Agreement shall prevent the Portfolio Manager (or its affiliates) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Series) or from engaging in other activities.

                  (b) The services of the Portfolio Manager to the Series and the Trust are not to be deemed to be exclusive, and the Portfolio Manager shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Portfolio Manager may not consult with any other portfolio manager of the Trust concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Series, except that such consultations are permitted between the current and successor portfolio managers of the Series in order to effect an orderly transition of portfolio management duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

         2. Each Section number and applicable references to each Section following the inserted Section 12 above, will increase numerically by one (i.e., Section 13 will be Section 14, etc.).

         3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

         4. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                    ING INVESTORS TRUST

                                    By: ________________________________________
                                        Robert S. Naka
                                        Senior Vice President

                                    DIRECTED SERVICES, INC.

                                    By: ________________________________________
                                        Name:  _________________________________
                                        Title: _________________________________

                                    FUND ASSET MANAGEMENT, L.P.

                                    By: ________________________________________
                                        Name:  _________________________________
                                        Title: _________________________________

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